Exhibit 10.4

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (the “Agreement”), dated September 6, 2011 (the “Effective Date”), is made by and between Global Digital Creations Holdings Limited, a Bermuda corporation (hereinafter referred to as “Licensor”), and GDC Technology Limited, a British Virgin Islands corporation (hereinafter referred to as “Licensee”).

WHEREAS Licensor and GDC Holdings Limited have entered into an agreement, dated July 8, 2011, with CAG Digital Investment Holdings Limited (“CAG”) for the sale and purchase of shares in Licensee (“Sale and Purchase Agreement”);

WHEREAS Licensee is currently in the business of manufacturing, promoting, marketing, selling, using and/or distributing media delivery or display related equipment, and will continue to be engaged in such business following the sale of shares in the Licensee to CAG Digital Investment Holdings Limited pursuant to the Sale and Purchase Agreement;

WHEREAS following the sale of shares in Licensee to CAG Digital Investment Holdings Limited pursuant to the Sale and Purchase Agreement, Licensor will continue to be engaged in the business of creating and producing digital content, computer graphics training, media entertainment and properly development including theme and cultural parks; and

WHEREAS Licensor is willing to grant Licensee the right to use the certain Intellectual Property Rights, as hereinafter defined, solely in connection with the manufacture, promotion, marketing, sale, use and distribution of media delivery or display related equipment, under the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement, attachment, attachment or exhibit referred to herein shall mean such agreement, attachment, attachment or exhibit as amended, restated, supplemented or modified from time to time to the extent permitted by the applicable provisions of this Agreement. Reference to any statute or regulation means such statute or regulation as amended at the time and from time to time and includes any successor statute or regulation. Unless otherwise stated, references to recitals, articles, sections, paragraphs, attachment and exhibits shall be references to recitals, articles, sections, paragraphs, attachment and exhibits of this Agreement. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments to it, including its exhibits and schedules, unless the context shall clearly indicate or require otherwise. Wherever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter.  References to a person include an individual, a body corporate and an unincorporated association of persons. The headings in this Agreement do not affect its interpretation. Subject to Section 11, references to a part to this Agreement include references to the successors or assigns (immediate or otherwise) of that part.  The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. As used herein, the term(s):

1.1.                    “Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party. For purposes of this definition, the term “controls” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Party, shall mean the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting shares, by contract or otherwise.

1.2.                    “Authorized Uses” has the meaning ascribed to it in Section 2.1.

1.3.                    “Enforcement Or Defense Action” shall mean any action or proceeding, including infringement, opposition, revocation, invalidity or cancellation actions, that might be brought with respect to any enforcement or defense of any of the GDC Marks, GDC Intellectual Property Rights or Trade Names, or in relation to any act or thing which might vitiate or prejudice the rights in the GDC Marks, GDC Intellectual Property Rights or Trade Names.

1.4.                    “GDC Copyright” shall mean any copyrighted material owned by Licensor that falls within the scope of GDC Intellectual Property Rights.

1.5.                    “GDC Intellectual Property Rights” shall mean all of Licensor’s rights, title, interests in and to any Intellectual Property Rights containing the term “Global Digital Creations,” “GDC” or “环球数码创意”

1.6.                    “GDC Marks” shall mean the words, stylized words, logos, slogans, designs,

devices, word and device combinations and other signs (other than, for the avoidance of doubt, trade names) containing the term “Global Digital Creations,” “GDC” or “环球数码创意,” including marks set out in Exhibit A hereto.

1.7.                     “Intellectual Property Rights” shall mean (i) copyright, patents, database rights, designs (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights equivalent or similar to the above forms of protection existing anywhere in the world.

1.8.                    “Party” means either Licensor or Licensee.

1.9.                    “Trade Names” means the trade names “Global Digital Creations,” “GDC” (to the extent the Licensor has any right thereto) and “环球数码创意”.

2.                                                GRANT OF LICENSE

2.1.                    Scope of License.  Upon the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive, world-wide, perpetual (subject to Section 7), sublicensable (subject to Section 2.2), non-transferable, royalty-free license to use and exploit the GDC Marks, GDC Intellectual Property Rights, and the Trade Names, solely in connection with the manufacture, promotion, marketing, sale, distribution and use (or any of those activities) of media delivery or display related equipment (the “Authorized Uses”).

2.2.                    Sublicense. Any sublicense granted by Licensee pursuant to Section 2.1 shall be consistent with the terms of this Agreement. Notwithstanding anything contained herein to the contrary, Licensee shall have the right to sublicense the Trade Names only to Licensee’s subsidiaries, and Licensee shall not permit any sublicenses to further sublicense the GDC Marks, GDC Intellectual Property Rights, or Trade Names.

2.3.                    Restrictions.   Licensee shall have no rights in connection with the GDC Marks, GDC Intellectual Property, and Trade Names licensed to it by Licensor other than the rights specifically set forth in this Agreement. All rights of Licensor in and to the GDC Marks, GDC Intellectual Property Rights, and Trade Names not specifically granted to the Licensee under this Agreement are reserved to Licensor. Licensee shall not use the Trade Names other than in connection with the Authorized Uses. Licensor agrees that it shall not, and shall procure that none of its Affiliates shall, use or exploit any of the GDC Marks, GDC Intellectual Property Rights, or Trade Names, in connection with any of the Authorized Uses. Notwithstanding anything to the contrary, Licensee’s right to use, exploit, or sublicense any GDC Copyright is limited to GDC Copyright material that describes the features, manufacturing, operation, maintenance, use, or supply of media delivery or display related equipment. The foregoing is subject to the provisions of Section 3.2.

3.                                                OWNERSHIP OF LICENSED INTELLECTUAL PROPERTY

3.1.                    Acknowledgement of Ownership.  Subject to Section 3.2, Licensee acknowledges that Licensor owns all right, title, and interest in and to the GDC Marks and Trade Names and the goodwill associated therewith, and the GDC Intellectual Property Rights. Subject to Section 3.2, Licensee shall not contest the validity or distinctiveness of, or Licensor’s title in and to, the GDC Marks, Trade Names and GDC Intellectual Property Rights.

3.2.                    Right to the grouping of letters “GDC”.  Notwithstanding anything in this Agreement, no acknowledgement is made by the Licensee that Licensor has any right, title or interest in the grouping of letters “GDC” per se and any license of the group of letters “GDC” given by the Licensor under this Agreement is of such right, title and interest as it may have in such grouping of letters. By entering into this Agreement the Licensee is not forgoing the right to challenge, and the Licensor is not forgoing the right to assert, any right, title or interest that the Licensor may claim in the grouping of letters “GDC”. For the avoidance of doubt Licensee acknowledges that the Licensor owns all the right, title, and interest in and to the stylized mark containing the letters “GDC” set out in Exhibit A.

4.                                                REGISTERING LICENSE AND MAINTENANCE

4.1.                    Registration. To the extent required by law, Licensor shall co-operate with Licensee including, without limitation, by executing all necessary documents to enable this Agreement and/or Licensee to be registered at any applicable trade mark registry where the GDC Marks are used by Licensee in connection with the manufacture, promotion, marketing, sale, distribution or use of media delivery or display related equipment.

4.2.                    Maintenance.  Licensor shall pay all fees and charges and do all acts and things necessary for the maintenance of any GDC Mark. Licensor shall not abandon any GDC Mark or allow any of them to lapse without having first offered to assign the same to the Licensee for no consideration and without condition. Licensee shall, at its expense, promptly execute and return any documents available to Licensee required by Licensor to maintain, preserve and renew all registrations for the GDC Marks pursuant to this Section 4.

4.3.                    Derivative Marks.  Licensee shall be entitled to create, develop, and register marks derived from the GDC Marks for use solely within the Authorized Uses, subject to Licensor’s ownership of the underlying GDC Marks.

4.4.                    Licensee Registration.  Licensee shall be entitled to register any domain name, business name, or company name containing all or any of the Trade Names (other than the GDC Marks), provided that its use of such domain name, business name, or company name shall be restricted to the Authorized Uses.

5.                                                USE OF LICENSED TRADEMARKS

5.1.                            No Generic Use. Licensee shall use the GDC Marks in a manner reasonably calculated to prevent the GDC Marks from becoming generic, provided that:

5.1.1.                  the foregoing shall not apply to the grouping of letters “GDC” per se; and

5.1.2.                  the sole remedy of the Licensor for any breach of this Section 5.1 shall be under Section 7.3.1 (if applicable) and, in particular, the Licensor shall not be entitled to claim for damages.

6.                                                QUALITY CONTROL

6.1.                      Quality Maintenance. Licensee shall maintain quality levels of the media delivery or display related equipment (and any other materials) bearing any of the GDC Marks at a quality level at least as stringent as the quality standards at each of the media delivery or display related equipment manufacturing plants existing at the time of the Sale and Purchase Agreement. Without limiting the foregoing, such media delivery or display related equipment shall always be manufactured, promoted, and sold in a manner that reflects favorably on the GDC Marks and does not tarnish them or the reputation of Licensor.

7.                                                TERMINATION

7.1.                      Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated in accordance with Section 7.2 or Section 7.3.

7.2.                      Licensee’s Right to Terminate.  Licensee shall have the right to terminate this Agreement at any time.

7.3.                     Licensor’s Rights to Terminate.  Licensor shall have the right to terminate this Agreement if:

7.3.1.                            Licensee commits a material breach of any of its obligations under this Agreement or permits any material breach or material default to occur and fails to cure said breach or default within sixty (60) days after written notice from Licensor; or

7.3.2.                            Licensee and its Affiliates cease to operate in the business of the manufacture, promotion, marketing, sale, use or distribution of media delivery or display related equipment; or

7.3.3.                            Licensee passes any resolution for its winding-up, or is subject to an order from a court of competent jurisdiction for its winding-up, which order remains undismissed or unstayed for any period of sixty (60) days after the date it is entered.

8.                                                CONSEQUENCES OF TERMINATION

8.1.                    Upon termination of this Agreement:

8.1.1.                            Cessation of use. Licensee shall immediately cease all use of the GDC Marks, Trade Names, and GDC Intellectual Property Rights, except that Licensee shall have a ninety (90) day period after termination to transition away from use of the GDC Marks, Trade Names, and GDC Intellectual Property Rights;

8.1.2.                            Termination of Sublicenses.   Licensee shall promptly terminate all agreements with sublicenses granted by it that relate to the use and exploitation of the GDC Marks, GDC Intellectual Property Rights, or the Trade Names.

8.2.                    Reversion of Rights. All rights in the GDC Marks, GDC Intellectual Property Rights, and Trade Names granted to Licensee hereunder shall automatically revert to Licensor, and Licensee and any permitted sublicensee shall have no further rights in, and shall immediately cease all use of, the GDC Marks, GDC Intellectual Property Rights, and the Trade Names, except that Licensee shall have a ninety (90) day period after termination to transition away from use of the GDC Marks, GDC Intellectual Property Rights, and the Trade Names.

9.                                                REPRESENTATIONS AND WARRANTIES

9.1.                            Capacity And Authorization.  Each Party represents, wan-ants and covenants that:

9.1.1.                            it is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any third party;

9.1.2.                            the execution, delivery and performance of this Agreement by it have been duly and effectively authorized by all necessary corporate action;

9.1.3.                            this Agreement constitutes the legal, valid and binding obligation of such party; and

9.1.4.                            the execution, delivery and performance of this Agreement by it, do not conflict with any provision of law applicable to it or result in any breach of its constituent documents, any agreement with any other person or any order, judgment or other restriction by which it may be bound.

9.2.                            DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON INFRINGEMENT SAVE TO THE EXTENT PROHIBITED BY LAW. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR LICENSES THE GDC MARKS ON AN “AS IS” BASIS.

10.                                         ENFORCEMENT AND DEFENSE OF INTELLECTUAL PROPERTY

10.1.                     Notice of Infringement. Each Party shall notify the other in writing of any unauthorized use or dilution of a GDC Mark, GDC Intellectual Property Rights, or Trade Names by any third party, or of any act or circumstance that might vitiate or prejudice the rights in the GDC Marks, GDC Intellectual Property Rights, or Trade Names, promptly after learning thereof.

10.2.                     Enforcement Rights, Expenses, and Recovery. Licensee shall have the first right, but not the obligation, to bring or defend, as applicable, an Enforcement Or Defense Action anywhere in the world, insofar as it concerns the rights granted to it by Licensor pursuant to the terms of this Agreement. If Licensee does not exercise its right to bring or defend, as applicable, such Enforcement Or Defense Action, within a reasonable time after written notice from Licensor, then Licensor shall have the right, but not the obligation, to bring or defend, as applicable, such Enforcement Or Defense Action. The Party that brings or defends any such Enforcement or Defense Action (the “Initiating Party”) shall bear the expense of such Enforcement Or Defense Action. Any award or settlement received in connection with any such Enforcement Or Defense Action shall belong solely to the Initiating Party. The non Initiating Party shall provide reasonable assistance in such Enforcement Or Defense Actions, including in the defense of any counterclaims that relate solely to the GDC Marks, GDC Intellectual Property Rights, or Trade Names, at the request and at the expense of the Initiating Party. For all other enforcement or defense actions, or other proceedings, Licensor shall have the sole right and discretion, but not the obligation, to bring or defend any such action or proceeding anywhere in the world. Licensee shall provide reasonable assistance in such action, including in the defense of any counterclaims that relate solely to the GDC Marks, GDC Intellectual Property Rights, or Trade Names at the request of Licensor.  Licensor shall bear the expense of any such action or proceeding.  Any award or settlement received by Licensor in connection with any such action shall belong solely to Licensor.

11.                                         ASSIGNMENT

Except as set forth herein, Licensee shall not assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without Licensor’s prior written approval. Any attempt to do so without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and permitted assigns.

12.                                         MISCELLANEOUS

12.1.             Waiver.  The rights of each Party including, in the case of Licensee, of any of its Affiliates under this Agreement:

12.1.1.            may be exercised as often as necessary;

12.1.2.             are cumulative and not exclusive of rights or remedies provided by law; and

12.1.3.             may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

12.2.              Entire Agreement.  This Agreement constitutes the entire agreement between the Parties as to the GDC Marks, GDC Intellectual Property Rights, and Trade Names, and no modifications or revisions thereof shall be of any force or effect unless the same are in writing and executed by the Parties hereto.

12.3.             Amendments.  Any amendment of this Agreement shall not be binding on the parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the parties.

12.4.             Remedies Cumulative. Except as specifically set forth in this Agreement, no right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

12.5.             Severability.  If a court of competent jurisdiction hereof declares any provision invalid, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement shall continue in full force and effect. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Patties.

12.6.             Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties. Neither Patty shall hold itself out as having an authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other Party.

12.7.             Further Assurance. Each Patty undertakes, at the request and cost and expense of the other Party, to sign all documents and to do all other acts, which may be necessary to give full effect to this Agreement.

12.8.             No Third Patty Beneficiaries. Except as expressly provided in this Agreement to the contrary, this Agreement shall not be deemed to create any rights in favor of any third parties, including any suppliers or customers of a Party, or to create any obligations of a Party to any third parties.

12.9.             Force Majeure. If the performance of any part of this Agreement by either Party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor disputes, act of God or any other causes beyond the control of a Party, that Party shall be excused from such to the extent that it is prevented, hindered or delayed by such causes.

12.10.      Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Hong Kong.

12.11.      Jurisdiction. Any dispute, controversy or claim arising out of in connection with this Agreement, or the breach, termination or invalidity thereof, and any dispute, controversy or claim relating to any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”) shall be finally resolved by arbitration seated in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) for the time being in force when the “Notice of Arbitration” (as defined therein)  is submitted in accordance with the Rules. The number of arbitrators shall be three and arbitration proceedings shall be conducted in English. To the extent permitted by the Rules, the foregoing shall not preclude any Patty from seeking interim relief or orders for interim preservation in any court of competent jurisdiction. Any such application to any court of law shall not demonstrate an intent to act inconsistently in any way with the agreement to settle disputes by arbitration set out in this Section 12.11.

12.12.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

12.13.      Notices. All notices required hereunder shall be in writing and dispatched by overnight courier addressed to Licensee or Licensor as set forth below, or such other address as may be notified in writing to each Party hereunder, and shall be effective upon receipt.

Licensor:

Unit 1-7, 20th Floor, Kodak House II

39 Healthy Street East

North Point

Hong Kong

Attention: Mr. Chen Zheng

Licensee:

Unit 1-7, 20th Floor, Kodak House II

39 Healthy Street East

North Point

Hong Kong

Attention: Dr. Chong Man Nang

12.14.      Survival. The provisions of Sections 1, 3, 8, and 9 shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

Date:	6 September 2011	Licensor:

Global Digital Creations Holdings Limited

		By:	/s/ CHEN ZHENG

		Name:	CHEN ZHENG

		Title:	Managing director

Date :	6 September 2011	Licensee:

GDC Technology Limited

		By:	/s/ CHONG MAN NANG

		Name:	CHONG MAN NANG

		Title:	CEO

Exhibit A

GDC Marks